Exhibit 10.12

UNSECURED PROMISSORY NOTE

Principle US$5,000.00                                                                                                                                                                                                                                                                                                                                                                              December 1, 2010

FOR VALUE RECEIVED, ELITE ENERGIES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of                    TONY JIANG                   (the “Lender”), the principal sum of Five Thousand Dollars (USD 5,000.00) exactly, together with interest on the outstanding principal hereof from the date hereof at the annual percentage rate of Seven percent (7%) per annum, subject to the terms and conditions of this Promissory Note (this “Note”).

THIS NOTE IS SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS, TO WHICH THE HOLDER HEREOF, BY ACCEPTANCE HEREOF, AGREES:

1.     Method of Payment.  Principal and interest are payable in lawful money of the United States of America by mail to the address of Lender specified from time to time, currently being ____________________________________.

2.     Payment.  The outstanding principal hereof and accrued interest shall be due and payable in one singular payment of Five Thousand Three Hundred and Fifty Dollars (USD $5,350.00) by December 1, 2011.  The payoff payment shall be paid to Lender via US Postal Certified Mail or other form of courier services and no later than five days from the scheduled payment date.  A fifty dollars (USD $50.00) late payment interest penalty shall be accessed and added to the amount due for each and every month thereof.  Shall the Company failed to deliver the payoff payment for more than a period of three consecutive months, the Lender shall have the right to consider the Company as in default on it promise and call the remaining balance due and payable within a thirty (30) days period after written notice is served to the Company.

3.     Prepayment.  The Company shall have the right to prepay at any time without penalty any amounts outstanding hereunder.  Payment received shall first be applied to the payment of accrued interest and then to the repayment of principal.

4.     Professional Fees.  In the event that this Note is not paid when due, then the Company shall pay to the Lender all costs and expenses incurred by the Lender in enforcing this Note and collecting amounts due hereunder, including reasonable attorneys’ and accountants’ fees.

5.     Governing Law.  This Note shall be governed by and construed according to the laws of the State of California.  The Company and the Lender hereby consent to the jurisdiction of all federal and state courts in California, and agree that venue shall lie exclusively in Santa Clara County, California.

Executed at Santa Clara County, California, effective as of the date first set forth above.

ELITE ENERGIES INC., a Delaware corporation

By:	/s/ Spencer Luo	By:	/s/ Stephen Wan

	Name: Spencer Luo		Name: Stephen Wan

	Title: President and Chief Executive Officer		Title: Chief Financial Officer